QNB Corp. Announces the Execution of a Strategic Repositioning

QUAKERTOWN, PA (September 8, 2026) – QNB Corp. (NASDAQ: QNBC) (the “Company”), parent company of QNB Bank (the “Bank”), today announced the execution of a strategic repositioning of a portion of its available for sale (“AFS”) securities portfolio. The Company sold $254.4 million in book value of AFS securities with a weighted-average yield of 1.59%, representing approximately 46.8% of the total securities portfolio. The Company also unwound $162.0 million in notional amount of pay-fixed swaps. The Company estimates the AFS sales and swaps unwind will result in a net pre-tax loss of approximately $26.2 million, which will be included in the Company’s financial results for the third quarter of 2026.

Net proceeds are being used to purchase high-yielding, low-risk AFS securities and to fund loan growth, with a blended, expected weighted-average yield of approximately 5.45%. This repositioning is expected to have a positive impact on the Company’s tangible common equity-to-tangible assets ratio, and is expected to be accretive to earnings, net interest margin, and return on average assets in future periods. The Company expects to recover the estimated pre-tax loss in under 4 years.

The sales had no impact on shareholders’ equity or book value per share as of the date of the sale, as unrealized losses on AFS securities are already accounted for as a deduction to shareholders’ equity. Furthermore, the Company and the Bank capital levels remain above the Company’s internal minimums and those required to be categorized as well-capitalized by our bank regulators.

About QNB Corp.

QNB Corp. (NASDAQ: QNBC) (the “Company”) is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank (the “Bank”) currently operates fourteen branches in Bucks, Lehigh, and Montgomery Counties, along with two loan production offices in Montgomery and Berks Counties. The Bank offers banking services, borrowing solutions, and cash management tools to commercial, small business, and personal customers in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item 1A. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@QNBbank.com	jlehocky@QNBbank.com